Press Release	Exhibit 99.1

AVIS BUDGET GROUP REPORTS RESULTS FOR SECOND QUARTER 2007

•	Revenue increased 4%, to a record $1.5 billion.

•	Generated EBITDA of $87 million and pretax income of $35 million.

•	Continued to expand off-airport presence and ancillary revenues.

•	Announces forecast of revenue and EBITDA growth in 2007.

Parsippany, N.J., August 7, 2007 – Avis Budget Group, Inc. (NYSE: CAR) today reported results for its second quarter, which ended June 30, 2007. For the quarter, revenue increased 4% versus 2006 to a record $1.5 billion, EBITDA was $87 million, pretax income was $35 million and net income from continuing operations was $23 million. Excluding the impact of separation-related items, EBITDA was $90 million and pretax income was $38 million. As expected, Avis Budget Group’s results for the second quarter were below the Company’s second quarter 2006 pro forma results primarily due to insurance benefits recorded in 2006.

“Our results underscore the continuing progress we are making on our strategic initiatives to optimize our two strong brands, continue our off-airport network expansion, and capture incremental profit opportunities. For example, through the first six months of the year, we have improved employee productivity by 5%; we have reversed the negative trend in maintenance and damage costs we were experiencing in 2006; we have furthered our off–airport expansion by opening 73 new locations with another 74 in the pipeline; and we have grown our insurance replacement revenue by 19%. To be sure, these achievements were tempered by a challenging competitive retail and commercial pricing environment despite rising fleet costs industry-wide,” said Avis Budget Group Chairman and Chief Executive Officer Ronald L. Nelson.

“We continue to expect second half 2007 results to be considerably stronger than first half results,” Mr. Nelson added. “This reflects continued growth in volume and rigorous expense controls, and our expectation that EBITDA excluding separation-related expenses in our Domestic Car Rental segment, by far our largest, will increase by more than 25% in the third quarter compared to third quarter 2006.”

Executive Summary

In the second quarter, our car rental revenues increased 7% year-over-year, driven primarily by a 5% increase in rental day volume and increased ancillary revenues. EBITDA for our Domestic car rental segment decreased by 20%, while EBITDA for our International car rental segment increased 11%. Adjusting for the insurance cost benefits recorded in 2006, Domestic car rental EBITDA was approximately the same as in last year’s second quarter. The pricing on our commercial rentals was unchanged, and leisure pricing was down year-over-year. Overall, our average time and mileage revenue per rental day decreased 1% compared to second quarter 2006. Other car rental revenues, including gas, insurance and Where2 navigation rental fees, significantly outpaced time and mileage revenues, increasing 18%.

Our per-unit car fleet costs increased 6% year-over-year, reflecting industry-wide increases for model-year 2007 vehicles partially offset by changes we have made in fleet and manufacturer mix, in the proportion of lower-cost risk vehicles in our fleet, and in our average hold periods. Other operating expenses, excluding fleet-related costs, remained constant as a percentage of revenue, and selling, general and administrative expenses declined as we continued our cost-reduction initiatives. We achieved significant improvements in maintenance and damage costs, employee productivity and administrative costs measured on a per-transaction basis.

Truck rental results, while below last year, were in line with our expectations for the quarter. Revenue and EBITDA declined due to decreased rental days and pricing versus the prior year. The rental day decline reflected continuing weakness in demand across our local consumer, one-way and commercial sectors, and drove a 9% reduction in fleet. Pricing this quarter declined primarily due to lower rates for one-way transactions. We have begun the next phases of our Budget Truck turn-around plan, with the expansion of our local sales force and the opening of new corporate-owned locations. In addition, we are seeing cost-reduction initiatives take hold, especially with respect to administrative and maintenance and damage expenses. The Company expects the year-over-year comparisons in Truck Rental EBITDA to be considerably stronger for the remainder of 2007 than they were in the first half.

Business Segment Discussion

The following discussion of first quarter operating results focuses on revenue and EBITDA for each of our core operating segments. Revenue and EBITDA are expressed in millions.

Domestic Car Rental

(Consisting of the Company’s U.S. Avis and Budget car rental operations)

	2007	2006	% change
Revenue	$1,195	$1,132	6%
EBITDA	$59	$74	(20)%

Revenue increased due to a 6% increase in rental days and a 18% increase in ancillary revenues offset by a 3% decrease in time and mileage rates per day year-over-year. EBITDA declined principally due to $13 million of benefits recorded in the second quarter 2006 for favorable insurance experience and hurricane-related recoveries. The favorable effects of ancillary revenue increases, rental day growth and cost-reduction initiatives were offset by fleet cost increases and lower pricing.

International Car Rental

(Consisting of the Company’s international Avis and Budget car rental operations)

	2007	2006	% change
Revenue	$202	$178	13%
EBITDA	$21	$19	11%

Revenue increased primarily due to a 9% increase in time and mileage per day rates and a 3% increase in rental days. Excluding the impact of foreign exchange, time and mileage per day rates increased 2%. EBITDA increased year-over-year as revenue growth was partially offset by increased fleet costs and the impact of foreign exchange hedges.

Truck Rental

(Consisting of the Company’s Budget Truck rental business)

	2007	2006	% change
Revenue	$114	$129	(12%)
EBITDA	$10	$18	(44%)

Revenue decreased primarily due to a 4% decrease in time and mileage per day rates and a 9% reduction in rental day volume. EBITDA decreased due to the revenue decline and increased fleet costs as we continued to replace older trucks with newer models, which more than offset the effects of our cost-savings initiatives. The volume declines reflected reduced consumer and commercial demand and a 9% decline in our average fleet size, and the price declines largely resulted from a lower volume of one-way rentals.

Other Items

•

Performance Excellence Initiative – We have launched a large-scale initiative to evaluate and improve operating processes throughout the Company. We are dedicating significant resources in order to increase productivity and efficiency in our operations, to continue to provide an outstanding vehicle rental experience to our customers, and to reduce our annual operating expenses by more than $100 million over the next several years.

•	Debt Retirement – In the second quarter, the Company used $19 million of available cash to reduce its outstanding corporate debt.

•

Separation Expenses – We incurred $3 million of expenses for activities related to our 2006 separation into four independent companies. Substantially all of these expenses were funded with cash left with Avis Budget Group at the time of the separation for this purpose. Excluding separation-related items, second quarter EBITDA was $90 million compared to pro forma EBITDA of $112 million in second quarter 2006.

•

Gasoline Hedge – Domestic results include a $4 million mark-to-market gain on the derivative instruments we purchased in late 2006 and early 2007 to hedge a portion of our exposure to changes in fuel prices.

•	Discontinued Operations – In its reported results, the Company classifies as discontinued operations the results of its former Realogy, Travelport and Wyndham businesses for 2006.

Outlook

The Company projects that domestic enplanements, which are a principal determinant of on-airport car rental volumes, will increase modestly in 2007 compared to 2006. In addition, the Company expects that its domestic time and mileage revenue per rental day will increase up to 2% in 2007, and its domestic rental day volume will increase approximately 4-6%. These expectations reflect a softer leisure pricing environment in 2007 than the Company had previously anticipated. The Company continues to expand its off-airport presence and expects to open approximately 200 new locations this year, bringing the total openings since 2005 to approximately 500.

Domestic fleet costs are expected to increase approximately 6-7% per vehicle in 2007 compared to 2006: approximately 20% of the Company’s model year 2007 domestic vehicles are not subject to manufacturer repurchase agreements. For the 2008 model year, the Company expects the portion of its fleet that is not subject to manufacturer repurchase agreements to increase to approximately 50% of the Company’s domestic fleet. The Company currently estimates that the per-unit fleet cost increases for model year 2008 will be in the 4-6% range, which represents a lower rate of increase than the prior two model years. In addition, the Company has intensified its efforts to reduce costs and enhance productivity and expects these initiatives to become increasingly beneficial over the course of the year.

Based on these expectations, the Company projects that its full-year results excluding separation related expenses will be as follows:

	2007 (A)		2006 PF (B)
		($ Millions)
Revenue	$6,000 - $6,100		$5,638
EBITDA	$410 - $430		$405
Pretax Income	$195 - $215		$172

(A)	Excludes separation-related expenses.
(B)	Pro forma for April 2006 financings and excludes separation-related expenses and restructuring charges.

The Company also estimates that its full-year 2007 tax rate excluding separation-related items will be approximately 40% and that diluted shares outstanding will average 105 million in 2007.

Investor Conference Call

Avis Budget Group will host a conference call to discuss its second quarter results on Wednesday, August 8, 2007, at 9:00 a.m. (ET). Investors may access the call live at

www.avisbudgetgroup.com or by dialing (210) 234-0063 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at www.avisbudgetgroup.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on August 8, 2007 until 8:00 p.m. (ET) on August 15 at (203) 369-1662, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group (NYSE: CAR) is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is the largest general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 30,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including all statements related to third quarter and full year 2007, model-year 2008 fleet costs and cost-saving initiatives are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the high level of competition in the vehicle rental industry, greater than expected cost increases for new vehicles, a downturn in airline passenger traffic, an occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, the Company’s ability to operate independently in a cost-efficient fashion following completion of the separation, risks inherent in the restructuring of the operations of Budget Truck Rental and the Company’s ability to accurately estimate its future results and implement its strategy for growth. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly report on Form 10-Q for the quarter ended March 31, 2007, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Except for the Company’s

ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 6 to this release.

Contacts

Media Contacts: John Barrows 973-496-7865	Investor Contacts: David Crowther 973-496-7277

# # #

Tables Follow

Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006(A)	% Change	2007	2006 (A)	% Change
Income Statement Items
Net revenues	$1,516	$1,454	4%	$2,881	$2,791	3%
Income (loss) before income taxes	35	(110)	*	47	(208)	*
Income (loss) from continuing operations	23	(64)	*	35	(130)	*
EPS from continuing operations (diluted)	0.22	(0.64)	*	0.34	(1.30)	*

	As of
	June 30, 2007	December 31, 2006
Balance Sheet Items
Cash and cash equivalents (B)	$227	$172
Vehicles, net	9,299	7,049
Debt under vehicle programs	7,364	5,270
Corporate debt	1,803	1,842
Stockholders’ equity	2,530	2,443

Segment Results
	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% Change	2007	2006	% Change
Net Revenues
Domestic Car Rental	$1,195	$1,132	6%	$2,279	$2,176	5%
International Car Rental	202	178	13%	393	352	12%
Truck Rental	114	129	(12%)	197	230	(14%)
Corporate and Other	5	15	*	12	33	*

Total Company	$1,516	$1,454	4%	$2,881	$2,791	3%

EBITDA (C)
Domestic Car Rental	$59	$74	(20%)	$110	$105	5%
International Car Rental	21	19	11%	45	42	7%
Truck Rental	10	18	(44%)	(1)	19	*
Corporate and Other (D)	(3)	(96)	*	1	(162)	*

Total Company	$87	$15	*	$155	$4	*

Reconciliation of EBITDA to Income (loss) before income taxes
Total Company EBITDA	$87	$15		$155	$4
Less: Non-vehicle related depreciation and amortization	20	28		43	55
Interest expense related to corporate debt, net	32	97		65	157

Income (loss) before income taxes	$35	$(110)	*	$47	$(208)	*

*	Not meaningful.
(A)	In 2006, the Company restated second quarter 2006 gain (loss) on disposal of discontinued operations for an error in the determination of the impairment charge related to the sale of Travelport.
(B)	The balance at June 30, 2007 and December 31, 2006 includes $3 million and $12 million, respectively, of cash which will be utilized to pay separation costs or will be distributed to Realogy and Wyndham.
(C)	See Table 6 for a description of EBITDA.
(D)	Corporate and Other includes separation-related costs (credits) of $1 million and $(6) million during the three and six months ended June 30, 2007, respectively. For the three and six months ended June 30, 2006, Corporate and Other includes separation-related expenses of $29 million and $54 million, respectively, and includes amounts that were previously allocated to the Company’s discontinued operations. The six months ended June 30, 2007 amount includes a $14 million credit resulting from the recognition of receivables from Realogy and Wyndham for tax-related liabilities the Company recorded on January 1, 2007 in connection with the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.”

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006 (A)	2007	2006 (A)
Revenues
Vehicle rental	$1,175	$1,150	$2,252	$2,215
Other	341	304	629	576

Net revenues	1,516	1,454	2,881	2,791

Expenses
Operating	785	729	1,496	1,425
Vehicle depreciation and lease charges, net	402	364	764	694
Selling, general and administrative	168	240	327	446
Vehicle interest, net	71	75	142	166
Non-vehicle related depreciation and amortization	20	28	43	55
Interest expense related to corporate debt, net	32	97	65	157
Separation costs, net (B)	3	31	(3)	56

Total expenses	1,481	1,564	2,834	2,999

Income (loss) before income taxes	35	(110)	47	(208)
Provision (benefit) for income taxes	12	(46)	12	(78)

Income (loss) from continuing operations	23	(64)	35	(130)
Income from discontinued operations, net of tax (C)	—	317	—	532
Gain (loss) on disposal of discontinued operations, net of tax	1	(1,307)	1	(1,322)

Income (loss) before cumulative effect of accounting changes	24	(1,054)	36	(920)
Cumulative effect of accounting changes, net of tax (D)	—	—	—	(64)

Net income (loss)	$24	$(1,054)	$36	$(984)

Earnings per share (E)
Basic
Income (loss) from continuing operations	$0.22	$(0.64)	$0.34	$(1.30)
Income from discontinued operations	—	3.17	—	5.30
Gain (loss) on disposal of discontinued operations	0.01	(13.05)	0.01	(13.17)
Cumulative effect of accounting changes	—	—	—	(0.63)

Net income (loss)	$0.23	$(10.52)	$0.35	$(9.80)

Diluted
Income (loss) from continuing operations	$0.22	$(0.64)	$0.34	$(1.30)
Income from discontinued operations	—	3.17	—	5.30
Gain (loss) on disposal of discontinued operations	0.01	(13.05)	0.01	(13.17)
Cumulative effect of accounting changes	—	—	—	(0.63)

Net income (loss)	$0.23	$(10.52)	$0.35	$(9.80)

Weighted average shares outstanding
Basic	103.4	100.1	102.5	100.4
Diluted	104.8	100.1	103.7	100.4

(A)	In 2006, the Company restated second quarter 2006 gain (loss) on disposal of discontinued operations for an error in the determination of the impairment charge related to the sale of Travelport.
(B)	Represents costs we incurred in connection with the execution of the plan to separate Cendant into four independent companies. During second quarter 2007 and six months ended June 30, 2007, we incurred net separation costs (credits) of $1 million and $(6) million, respectively, within Corporate and Other and during second quarter 2006 and six months ended June 30, 2006 we incurred $29 million and $54 million, respectively, of such costs within Corporate and Other. The six months ended June 30, 2007 amount includes a $14 million credit resulting from the recognition of receivables from Realogy and Wyndham for tax-related liabilities the Company recorded on January 1, 2007 in connection with the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.”
(C)	Includes the results of operations of (i) Realogy and Wyndham, which were spun-off on July 31, 2006, and (ii) Travelport, which was disposed of on August 23, 2006.
(D)	Represents a non-cash charge to reflect the cumulative effect of adopting (i) Statement of Financial Accounting Standards (“SFAS”) No. 152, “Accounting for Real Estate Time-Sharing Transactions,” and American Institute of Certified Public Accountants’ Statement of Position No. 04-2, “Accounting for Real Estate Time-Sharing Transactions” on January 1, 2006, which resulted in a non-cash charge of $65 million, after tax, and (ii) SFAS No. 123R, “Share-Based Payment,” on January 1, 2006, which resulted in a non-cash credit of $1 million, after tax.
(E)	Weighted average shares outstanding for all periods reflect a one-for-ten reverse stock split, which became effective during third quarter 2006. Because the Company incurred a loss from continuing operations in second quarter 2006 and six months ended June 30, 2006, all outstanding stock options, restricted stock units and warrants are anti-dilutive for such periods. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Second Quarter			Six Months Ended June 30,
	2007	2006	% Change	2007	2006	% Change
CAR RENTAL
Domestic Car Rental Segment
Rental Days (000’s)	24,593	23,308	6%	46,191	44,945	3%
Time and Mileage Revenue per Day	$38.25	$39.32	(3%)	$39.19	$39.36	—
Average Rental Fleet	362,254	344,389	5%	342,918	335,591	2%
International Car Rental Segment
Rental Days (000’s)	3,306	3,217	3%	6,697	6,499	3%
Time and Mileage Revenue per Day	$42.81	$39.13	9%	$42.05	$39.11	8%
Average Rental Fleet	54,016	51,174	6%	53,200	50,644	5%
Total Car Rental
Rental Days (000’s)	27,899	26,525	5%	52,888	51,444	3%
Time and Mileage Revenue per Day	$38.79	$39.30	(1%)	$39.55	$39.33	1%
Average Rental Fleet	416,270	395,563	5%	396,118	386,235	3%

TRUCK RENTAL SEGMENT
Rental Days (000’s)	1,091	1,204	(9%)	1,933	2,213	(13%)
Time and Mileage Revenue per Day	$85.41	$89.36	(4%)	$82.84	$86.89	(5%)
Average Rental Fleet	28,552	31,356	(9%)	28,328	30,750	(8%)

Rental days and time and mileage revenue per day are calculated based on the actual usage of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

Table 4

Avis Budget Group, Inc.

PRO FORMA SELECTED FINANCIAL DATA AND ESTIMATES FOR AVIS BUDGET CAR RENTAL, LLC

(In millions)

The following table presents our pro forma financial data for three and six months ended June 30, 2006. We provide this supplemental information in order to present Avis Budget Car Rental, LLC’s EBITDA and income before income taxes for three and six months ended June 30, 2006 in order to make the 2006 information more comparable to the 2007 actual results. All of these financial data are for Avis Budget Car Rental, LLC and its subsidiaries, the companies that comprise Avis Budget Group, Inc.’s vehicle rental business. The estimates were derived from Avis Budget Car Rental, LLC’s selected historical financial data and adjusted to give effect to the following pro forma transactions:

•	Establishment of a $2.375 billion senior credit facility, of which $800 million was drawn at June 30, 2007

•	Issuance of $1.0 billion of senior unsecured notes

•	Repayment of approximately $1.875 billion of debt under vehicle programs with proceeds from credit facility borrowings and the issuance of senior notes

•	Elimination of interest income related to intercompany balances

•	Reversal of allocated corporate general overhead costs and inclusion of estimated stand-alone corporate costs

The pro forma financial data assume that the pro forma transactions occurred on January 1, 2006. Management believes that the assumptions used to derive the pro forma financial data are reasonable under the circumstances and given the information available. The pro forma financial data have been provided for informational purposes only and are not necessarily indicative of the financial condition or results of future operations or the actual results that would have been achieved had the pro forma transactions occurred on the date indicated. For risk factors that could adversely affect our business, please see “Forward-Looking Statements” included in the accompanying press release.

	2006 Pro Forma
	Second Quarter	Six Months Ended June 30
Revenues	$1,439	$2,758

EBITDA	$112	176
Interest on corporate debt (A)	34	69

EBITDA less interest on corporate debt (EBTDA)	78	107
Non-vehicle depreciation and amortization (B)	27	49

Income before income taxes	$51	$58

The following table and footnotes provide further details on the adjustments made to arrive at the pro forma data.

Reconciliation of Avis Budget Car Rental EBITDA to Avis Budget Car Rental pro forma EBITDA:
	2006
	Second Quarter	Six Months Ended June 30
Avis Budget Car Rental EBITDA	$111	$166

Adjustments:
Remove general corporate overhead (C)	16	32
Remove vehicle and intercompany interest, net (D)	—	8
Remove separation costs	1	2
Add public company costs (E)	(16)	(32)

Total adjustments	1	10

Pro forma EBITDA	$112	$176

(A)	Represents interest expense on the April 2006 financings.
(B)	The 2006 amount includes additional depreciation and amortization associated with assets transferred from the corporate parent of Avis Budget Car Rental in conjunction with the separation transactions.
(C)	Represents allocated general corporate overhead costs, which are replaced by stand-alone corporate costs.
(D)	Represents the removal of intercompany interest income on the intercompany balance with the corporate parent of Avis Budget Car Rental, removal of interest expense related to debt under vehicle programs (as associated debt was repaid with proceeds from the credit facility and senior notes) and the impact of increased Truck financing costs due to the separation transaction.
(E)	The 2006 amount represents estimated costs to operate as a stand-alone public company without Realogy, Wyndham and Travelport.

Table 5

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

Six Months Ended June 30, 2007
Operating Activities
Net cash provided by operating activities exclusive of vehicle programs	$12
Net cash provided by operating activities of vehicle programs	759

Net cash provided by operating activities	771

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(35)
Net cash used in investing activities of vehicle programs	(2,732)

Net cash used in investing activities	(2,767)

Financing Activities
Net cash provided by financing activities exclusive of vehicle programs	—
Net cash provided by financing activities of vehicle programs	2,048

Net cash provided by financing activities	2,048

Effect of changes in exchange rates on cash and cash equivalents	3
Cash used in discontinued operations	—

Net increase (decrease) in cash and cash equivalents	55
Cash and cash equivalents, beginning of period	172

Cash and cash equivalents, end of period	$227

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (*)

Six Months Ended June 30, 2007
Income before income taxes	$47
Addback of non-cash, non-vehicle related depreciation and amortization	43
Working capital and other	(78)
Capital expenditures	(51)
Tax payments, net of refunds (A)	—
Vehicle programs (B)	74

Free Cash Flow	35

Payments for acquisitions, net of cash acquired	(1)
Proceeds from disposition of businesses, net of transaction-related payments	(1)
Net issuance (repurchase) of common stock	39
Net borrowings (repayments)	(39)
Investments and other (C)	22

Net increase in cash and cash equivalents (per above)	$55

(*)	See Table 6 for a description of Free Cash Flow.
(A)	Tax payments, net of refunds in 2007 includes $10 million in net refunds remitted to Realogy and Wyndham, per the Separation and Distribution agreement.
(B)	Cash flows related to vehicle programs may fluctuate significantly from period to period due to the timing of the underlying transactions. Amount is net of cash gain on vehicles sold which is included in working capital.
(C)	For the six months ended June 30, 2007, Investments and other includes proceeds from the sale of a preferred stock investment of $106 million partially offset by $88 million of payments made to Realogy and Wyndham pursuant to the Separation and Distribution agreement. Investments and other also includes (i) the effects of exchange rates on cash and cash equivalents and (ii) other investing and financing activities.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Six Months Ended June 30, 2007
Free Cash Flow (per above)	$35
Cash (inflows) outflows included in Free Cash Flow but not reflected in
Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	2,732
Financing activities of vehicle programs	(2,048)
Capital expenditures	51
Proceeds received on asset sales	(8)
Change in restricted cash	(1)
Purchase of GPS Navigational Units	10

Net Cash Provided by Operating Activities (per above)	$771

Table 6

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

EBITDA

The accompanying press release presents EBITDA for Avis Budget Group, Inc. (“ABGI”) and for Avis Budget Car Rental, LLC (“ABCR”), which represents income from continuing operations before non-vehicle related depreciation and amortization, non-vehicle related interest (other than intercompany interest related to tax benefits and working capital advances) and income taxes. We believe that EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

Reconciliation of Avis Budget Car Rental, LLC EBITDA to Avis Budget Group, Inc. income before income taxes:

	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006
Avis Budget Car Rental, LLC EBITDA	$111	$166

Plus: Corporate and Other EBITDA	(96)	(162)
Less: Non-vehicle related depreciation and amortization	28	55
Interest expense related to corporate debt, net	97	157

Avis Budget Group, Inc. income before income taxes	$(110)	$(208)

A reconciliation of ABGI EBITDA to income before income taxes can be found on Table 1 and a reconciliation of ABGI income before income taxes to net income can be found on Table 2.

EBITDA excluding separation costs

The accompanying press release presents EBITDA excluding separation costs for ABGI, which excludes charges that were incurred in connection with the execution of the plan to separate Cendant into four independent companies, which amounted to $3 million in second quarter 2007 and gives effect to the transactions set forth on Table 4. We believe that EBITDA excluding separation costs is useful as a supplemental measure in evaluating the aggregate performance of the Company. We exclude separation costs as such items are not representative of the results of operations of our core businesses at June 30, 2007 and due to the difficulty in forecasting and quantifying an estimated amount for such costs as a result of their uncertainty. Therefore, we are not providing a reconciliation to estimated Net Income. Additionally, management believes excluding such costs presents our EBITDA for the three months ended June 30, 2007 on a more comparable basis to the corresponding period in 2006, thereby providing greater transparency into the results of operations of our core businesses at June 30, 2007.

Reconciliation of Avis Budget Group, Inc. EBITDA excluding separation costs to Avis Budget Group, Inc. income before income taxes:

Three Months Ended June 30, 2007
Avis Budget Group, Inc. EBITDA excluding separation costs	$90
Less: Separation costs	3
Non-vehicle related depreciation and amortization	20
Interest expense related to corporate debt, net	32

Avis Budget Group, Inc. income before income taxes	$35

Income before income taxes, excluding separation costs

The accompanying press release presents income before income taxes, excluding charges that were incurred in connection with the separation of Cendant into four independent companies, which amounted to $3 million and $31 million in the three month periods ended June 30, 2007 and 2006, respectively.

We believe that income before income taxes, excluding separation costs is useful as a supplemental measure in evaluating the aggregate performance of the Company. We exclude separation costs as such items are not representative of the results of operations of our business at June 30, 2007. Additionally, management believes excluding such costs presents our second quarter 2007 income before income taxes on a more comparable basis to the corresponding period in 2006, thereby providing greater transparency into the results of operations of the Company at June 30, 2007.

Reconciliation of Avis Budget Group, Inc. income before income taxes, excluding separation costs to income before income taxes:

The difference between ABGI income before income taxes, excluding separation costs and ABGI income before income taxes for the three months ended June 30, 2007 is the separation costs of $3 million.

Reconciliation of Avis Budget Car Rental, LLC pro forma income before income taxes to Avis Budget Group, Inc. income before income taxes:

	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006	Year Ended December 31, 2006
Avis Budget Car Rental, LLC pro forma income before income taxes	$51	$58	$172

Adjustments:
Interest on corporate debt (A)	34	69	137
Non-vehicle depreciation and amortization (B)	27	49	96
General corporate overhead (C)	(16)	(32)	(51)
Vehicle and intercompany interest, net (D)	—	(8)	(8)
Public company costs (E)	16	32	57
ABCR separation and restructuring	(1)	(2)	(33)
Corporate and Other EBITDA	(96)	(162)	(393)
Less: Non-vehicle related depreciation and amortization	28	55	105
Interest expense related to corporate debt, net	97	157	549

Avis Budget Group, Inc. income before income taxes	$(110)	$(208)	$(677)

(A)	Represents interest expense on the April 2006 financings.
(B)	The 2006 amount includes additional depreciation and amortization associated with assets transferred from the corporate parent of Avis Budget Car Rental in conjunction with the separation transactions.
(C)	Represents allocated general corporate overhead costs, which are replaced by stand-alone corporate costs.
(D)	Represents the removal of intercompany interest income on the intercompany balance with the corporate parent of Avis Budget Car Rental, removal of interest expense related to debt under vehicle programs (as associated debt was repaid with proceeds from the credit facility and senior notes) and the impact of increased Truck financing costs due to the separation transaction.
(E)	The 2006 amount represents estimate of costs to operate as a stand-alone public company without Realogy, Wyndham and Travelport.

Pro forma EBITDA

We refer you to Table 4 for information regarding these measures.

Reconciliation of Avis Budget Car Rental, LLC pro forma EBITDA to Avis Budget Group income before income taxes:

Year Ended December 31, 2006
Avis Budget Car Rental, LLC pro forma EBITDA	$405

Adjustments:
ABCR Separation and Restructuring	(33)
General corporate overhead (A)	(51)
Vehicle and intercompany interest, net (B)	(8)
Public company costs (C)	57
Corporate and Other EBITDA	(393)
Less: Non-vehicle related depreciation and amortization	105
Interest expense related to corporate debt, net	549

Avis Budget Group, Inc. income before income taxes	$(677)

(A)	Represents allocated general corporate overhead costs, which are replaced by stand-alone corporate costs.
(B)	Represents the removal of intercompany interest income on the intercompany balance with the corporate parent of Avis Budget Car Rental, removal of interest expense related to debt under vehicle programs (as associated debt was repaid with proceeds from the credit facility and senior notes) and the impact of increased Truck financing costs due to the separation transaction.
(C)	The 2006 amount represents estimate of costs to operate as a stand-alone public company without Realogy, Wyndham and Travelport.

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to include the cash inflows and outflows relating to (i) capital expenditures, (ii) the investing and financing activities of our vehicle programs, (iii) asset sales and (iv) the change in restricted cash. We believe that Free Cash Flow is useful to management and the Company’s investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP (Net Cash Provided by Operating Activities) is presented in Table 5, which accompanies this press release.